EXHIBIT 11

                          GRACO INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                  (Unaudited)

                                                  Thirteen Weeks Ended
                                                  --------------------
                                             Mar. 29, 2002     Mar. 30, 2001
                                             -------------     -------------
                                         (in thousands except per share amounts)

Net earnings applicable to common
     shareholders for basic and
     diluted earnings per share                    $15,546           $13,120

Weighted average shares outstanding
     for basic earnings per share                   31,306            30,561

Dilutive effect of stock options
     computed using the treasury
     stock method and the average
     market price                                      614               568

Weighted average shares outstanding
     for diluted earnings per share                 31,920            31,129

Basic earnings per share                           $  0.50           $  0.43

Diluted earnings per share                         $  0.49           $  0.42